EXHIBIT 2.1

                 AGREEMENT OF PURCHASE AND SALE

1.  SALIENT TERMS





    1.1   Date.                      June 9, 1997

    1.2   General Location.          Boeing Orillia Office Park
                                     5 Building Office Complex
                                     (approx. 334,255 square feet of
                                     rentable floor area) located at
                                     the corner of Lind Avenue and
                                     S.W. 39th Street, Renton,
                                     Washington.

    1.3   Parties.                   Buyer:
                                     BEDFORD PROPERTY INVESTORS, INC.,
                                     a Maryland corporation
                                     270 Lafayette Circle
                                     Lafayette, CA  94549
                                     Facsimile No.:  (510) 283-5697

                                     Seller:
                                     DAVID SABEY and SANDRA SABEY
                                     101 Elliot Avenue West, Suite 330
                                     Seattle, WA 98119-4220
                                     Facsimile No. (206) 282-9951

    1.4   Purchase Price.            $32,500,000.00 Cash

    1.5   Deposit.                   (a)     Form:  Cash
                                     (b)     Initial Amount:  $200,000

    1.6   Escrow Holder.             First American Title Guaranty
                                     1850 Mt. Diablo Blvd., Suite 300
                                     Walnut Creek, CA 94596

    1.7   Scheduled Closing Date.    Two (2) days after Contingency
                                     Period expiration.  Estimated
                                     Closing Date is July 10, 1997

    1.8   Contingency Period.        The period from the Effective
                                     Date to the Contingency Period
                                     expiration date of July 8, 1997

    1.9   Intentionally Omitted.

    1.10  Trade Style or Name.       Boeing Orillia Office Park


2.  DEFINITIONS
    "Agreement."  This Agreement of Purchase and Sale.

    "Closing" or "Close of Escrow." Recordation of the Deed and disbursing of funds from the Escrow in consequence thereof, other than any holdbacks pursuant to this Agreement.

    "Closing Date."  The date upon which the Close of Escrow occurs.

    "Code."  The Internal Revenue Code of 1954 as amended.

    "Contingency Period." The period of time specified in Section 1.8, subject to extension as provided in Section 9.1(c).

    "Deed." The Bargain and Sale Deed conveying title to the Realty as provided in Section 7.5(a).

    "Deposit." The amount described in Section 1.5 as may be increased from time to time in accordance with the provisions of Section 6.3.

    "Disapproved Exceptions." The exceptions to title described in the Preliminary Report to which Buyer objects by written notice to Seller within the Review Period.

    "Environmental Laws."  (See "Hazardous Materials" below.)

    "Escrow." That certain escrow to be opened with the Escrow Holder in respect of this Agreement and the Closing thereof.

    "Escrow Holder."  The company described in Section 1.6.

    "Hazardous Materials."  Any wastes, materials or substances
(whether in the form of liquids, solids or gases, and whether or not air-borne), which are or are deemed to be pollutants or contaminants, or which are or are deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk, to public health or to the environment, or which are regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto (collectively "Environmental Laws").

     "Improvements." All buildings, fixtures (including without limitation mechanical, heating, ventilation and air conditioning systems) and other improvements now located upon the Realty described in Exhibit A.

     "Intangible Property." All signs, logos, trade names or styles relating to the trade name specified in Section 1.10, if any, owned by Seller as of the Closing Date.

     "Leases." All Leases with Tenants in effect as at date hereof or which are executed subsequent to date hereof in accordance with the provisions of Section 10.1 which are to be assigned to Buyer upon Closing.

     "Personal Property." All furniture, Personal Property, machinery, apparatus and equipment owned by Seller and located upon the Realty, including that property listed in the inventory attached hereto as Exhibit B and incorporated herein by reference.

     "Preliminary Report." A report of the status of title issued by Escrow Holder's title insurance divisions describing the state of title to the Property.

     "Property." The Realty, the Improvements, all appurtenances thereto, the Personal Property, the Leases and the Service Contracts.

     "Purchase Price."  The amount stated in Section 1.4.

     "Realty."  All that certain real property generally described in
Section 1.2 and more particularly described in Exhibit A attached hereto and made a part hereof by reference together with the Improvements now located thereupon and all mineral rights, easements, hereditaments and appurtenances pertaining thereto.

     "Review Period." The period during which Buyer shall complete its review of the Preliminary Report together with copies of all instruments giving rise to the exceptions contained therein, which Review Period shall expire on June 24, 1997.

     "Service Contracts." All contracts to be assumed by Buyer which may be necessary to operate the Property including without limitation utility contracts, water and sewer contracts, maintenance contracts, management contracts, certificates of occupancy, permits, soils reports and any other contracts or documents of any nature relating to the Property which are to be assigned by Buyer at the closing.

     "Situs State."  The state in which the Property is located.

     "Tenants."  All the Tenants under the Leases.

3.   PARTIES
     On the date specified in Section 1.1 hereof, the parties specified in Section 1.3 hereof have entered into this Agreement.

4.   PROPERTY
     Subject to all of the terms, conditions and provisions of this Agreement, and for the consideration herein set forth, Seller hereby agrees to sell and Buyer hereby agrees to buy the following:

             (a)       the Realty;
             (b)       the Personal Property;
             (c) all Leases, Service Contracts, Lease deposits and whatever rights of any kind and nature relating to the Property which are owned or possessed by Seller and which may be necessary to operate the Property.

5.   PURCHASE PRICE
     The Purchase Price shall be paid in cash on the Closing Date at which time the Property shall be delivered to Buyer as hereinafter described.

6.   DEPOSIT

     6.1 On Execution. Upon the opening of Escrow by Buyer, Buyer shall place the Deposit with the Escrow Holder. The Deposit shall be placed in an interest bearing account at the direction of Buyer. All interest earned on such account shall belong to and be remitted to Buyer.

     6.2 Early Release to Buyer. Seller agrees that until the expiration of the Contingency Period as hereinafter defined, the Escrow Holder is directed and authorized to take instruction solely from Buyer regarding the release of the Deposit, and Seller does hereby so instruct the Escrow Holder. In the event of an early release of the Deposit to Buyer upon the request of Buyer, this Agreement shall terminate. The Escrow Holder shall release the Deposit to Buyer, or apply the Deposit to the Purchase Price, at the option of Buyer, upon Close of Escrow.

     6.3 Intentionally Omitted.

     6.4 Deposit as Liquidated Damages. IN EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT, SOLELY ON THE PART OF BUYER, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY INITIALING BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT, PLUS INTEREST, HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER, PROVIDED BUYER, UPON THE WRITTEN REQUEST OF SELLER, PROMPTLY PROVIDES WRITTEN NOTICE THAT BUYER HAS NO CLAIMS AGAINST THE PROPERTY OR THE SELLER ARISING OUT OF THIS PURCHASE AND SALE AGREEMENT OR THIS TRANSACTION.

BUYER: /s/Bob Pester        SELLER: /s/David Sabey

7.   ESCROW
     7.1 Opening of Escrow. Within two (2) business days after the execution of this Agreement by both parties, a signed copy of this Agreement shall be deposited by Buyer with the Escrow Holder in order to open the Escrow. References herein to the opening of Escrow shall mean the date that a copy of this Agreement is deposited with Escrow Holder. By such deposit, Escrow Holder is hereby authorized and instructed to act in accordance with the provisions of this Agreement, which Agreement together with Escrow Holder's standard general provisions, shall constitute Escrow Holder's Escrow instructions. Seller and Buyer shall each deposit such other instruments and funds as are necessary to close the Escrow and complete the sale and purchase of the Property in accordance with the terms hereof.

     7.2 Closing Date. The Escrow is scheduled to close at the offices of the Escrow Holder, as specified in Section 1.7 after satisfaction of all conditions set forth in this Agreement unless extended by the mutual written agreement of both parties. Time is specifically a matter of essence with respect to the Closing Date, which may not be extended except by mutual consent of the parties. If Escrow shall fail to close because of failure of Buyer to comply with its obligations hereunder, the costs incurred through the Escrow to the date the Escrow is terminated, including the cost of the Preliminary Report, shall be paid by Buyer.
If the Escrow shall fail to close because of failure of Seller to comply with its obligations hereunder, such costs, without limitation of Buyer's remedies, shall be paid by Seller. If the Escrow should fail to close for any other reason, the cost of terminating the Escrow shall be divided between the parties.

     7.3 Execution of Additional Instructions. The obligations of each party which are herein agreed to be undertaken by each party in the Escrow shall be and are hereby made agreements of such party in and under this Agreement independent of the Escrow. If any requirements relating to the duties or obligations of Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties agree to make such deletions, substitutions and additions to these Escrow instructions relating to such duties or obligations of Escrow Holder or clarification of these instructions as counsel for Seller and for Buyer shall mutually approve, and which do not substantially change this Agreement or its intent. Seller and Buyer agree to perform, observe and fulfill the requirements of this Agreement notwithstanding said deletions, substitutions or additions to said Escrow instructions.

     7.4 Closing Costs. Subject to the provisions of Section 7.2 above, the expenses of the Escrow and Closing shall be paid pursuant to
Section 7.9.

     7.5 Documents to be Delivered by Seller. At the Closing Seller shall deposit into Escrow, for delivery to Buyer at the Close of Escrow, the following documents:

         (a) The Deed fully executed, in recordable form, sufficient to convey marketable and insurable fee simple title to the Realty as previously approved by Buyer, in form reasonably satisfactory to Buyer.

         (b) The assignment of leases described in Subsection (n) below and the security deposits related thereto in the form of Exhibit C.

         (c)  The Tenant estoppel certificates described in
Section 10.2.

         (d) Notices to Tenants under the Leases, in the form of Exhibit E attached hereto, duly executed by Seller.

         (e) The assignment of contracts described in Sections 7.7(c) and 11.2 (to the extent agreed to be assumed by Buyer).

         (f)  The assignment of warranties described in Section 11.3.

         (g) The bill of sale for all Personal Property in the form attached hereto as Exhibit F.

         (h) A Certificate from the Secretary of State of the Situs State indicating that, as of a recent date there are no filings against Seller in the office of the Secretary of State under the Situs State Uniform Commercial Code which are a lien on any of the Personal Property.

         (i) A rent roll, current as of the Closing Date, containing the information updating Exhibit D.

         (j) An assignment to Buyer of all permits, licenses and certificates of occupancy held by Seller relating to the Property or required from governmental authority as a condition to operation or occupation of the Property or any part thereof, together with the originals or true copies thereof.

         (k) An assignment to Buyer of Seller's right, title and interest in the trade name described in Section 1.10 and all logos, signs, trademarks, telephone listing and number and similar items.

         (l) Such funds necessary to comply with Seller's obligations hereunder regarding prorations and assignment of Tenant security deposits.

         (m) All Tenant correspondence, keys, books, records (or copies thereof) and other items in Seller's possession or control used in connection with the day-to-day operation of the Property.

         (n) The original executed copy of each Lease (including any amendments), or, if the original executed copy of any Lease cannot be located, a copy of such Lease certified as true and correct by Seller. Such Leases may be delivered to Buyer at the Property and need not be physically present at the Closing.

         (o)  The affidavit or the qualifying statement described in
Section 9.4

         (p)  The certificate specified in section 12.1(a)(xii).

     All assignments and other documents hereinabove described shall be in a form reasonably satisfactory to Buyer's and Seller's counsel.

     7.6 Buyer. At the Closing Buyer shall deposit into Escrow the Purchase Price, as adjusted in accordance with Sections 6.2 and 7.7.

     7.7 Closing and Prorations.

         (a) Subject to the terms of this Section 7.7, all revenues and all expenses of the Property shall be prorated and apportioned as of 12:01 a.m. on the Closing Date, so that Seller shall bear all expenses with respect to the Property and shall have the benefit of all income with respect to the Property through and including midnight of the day preceding the Closing Date. Any revenue or expense amount which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties' reasonable estimates of such amount (other than reimbursements for operating expenses not billed currently to Tenants) and shall be the subject of a final proration thirty (30) days after the Closing Date or as soon thereafter as the precise amounts can be ascertained. A statement setting forth such agreed prorations shall be delivered to Escrow Holder. Escrow Holder shall not be required to calculate any prorations.

         (b) Prepaid rents under the Leases shall be credited to Buyer. Credits for free rents, concessions, lease takeovers and similar matters, and any out-of-pocket payments required to be paid under the Leases by the landlord thereunder, including, without limitation, tenant improvement and refurbishment allowances or costs (including those for cabling), in either case not previously paid or satisfied prior to the Closing Date, shall be chargeable to Seller by way of a credit to Buyer against the Purchase Price. Any obligations of Seller, as landlord under the Leases, for broker's commissions, whether or not currently due or payable (including, without limitation, commissions payment of which is contingent upon renewals and/or the exercise of options or acceptance of space), shall be chargeable to Seller by way of a credit to Buyer against the Purchase Price, or, at Seller's election, paid by Seller through Escrow.

         (c) Expenses to be prorated shall include taxes (including personal property taxes on the Personal Property and the current annual installment of any special assessments against the Realty), water rates and sewer rents, if any, payments under any Service Contracts (provided that any delinquent payments owing to Seller shall be treated in the same manner as delinquent rents), gas, electricity and other utility charges, any unfixed meter charges, if any (apportioned on the basis of the last meter reading), license and permit fees and other expenses customarily prorated. If possible, in lieu of prorating, utilities and other expenses shall be contracted for in the name of Buyer as of the Closing Date.

         (d) Final proration of operating expenses which are reimbursable by any present Tenant of the Property or any portion thereof shall not be prorated hereunder (except to the extent that Seller is due a credit for having already paid such expense). Buyer shall send customary statements for reimbursement of operating expenses and taxes to Tenants under the Leases after consulting with Seller with respect to appropriate amounts due therefor and shall remit to Seller, upon receipt, Seller's prorated share thereof, by allocating to Seller the product of the apportionable item for the entire billing period multiplied by a fraction, the numerator of which is the number of days within the specified billing period which occur before the Closing Date and the denominator of which is the number of days in the specified billing period.

     7.8 Payment of Adjustments to Proration. Either party owing the other party a sum of money based on adjustments made to prorations after the Closing Date shall promptly pay that sum to the other party, together with interest thereon at the rate of the lesser of (i) the maximum interest rate permitted by law in the Situs State or (ii) thirteen and one-half percent (13.5%) per annum, to the date of payment if payment is not made within ten (10) days after mutual agreement of the amount due.

     7.9 Costs and Expenses. Buyer shall receive a credit against the cash required to fund the Purchase Price for the total sum of any security deposits paid to Seller by Tenants under any Leases. Seller shall pay the costs, if any, due for the existing survey of the Realty, the premium for the Title Policy allocable to the CLTA standard coverage and the cost of any documentary or other transfer taxes applicable to the sale, including sales and excise taxes. Buyer shall pay the ALTA extended coverage portion of the premium for the Owner's Title Policy and any special endorsements requested by Buyer. Sales tax, if any, on the Personal Property and/or the Intangible Property shall be paid by Buyer. Buyer and Seller shall share equally all other costs and charges of the Escrow for the sale, including recording fees.

     7.10 Roof Repair. Seller has advised Buyer that certain roof repairs to the building on the Property are required and that the time period for the completion of the roof repairs will extend beyond the Closing Date. Prior to the expiration of the Contingency Period, Seller shall obtain a bid from a licensed roofing contractor for the roof repair work. The bid, including the roofing contractor, the scope of the roof repair work and the form of the final contract shall be subject to Buyer's reasonable approval. The approved contract for the roof repair work shall be executed by Seller prior to close of Escrow provided that the rights, warranties and guarantees benefiting Seller under the contract shall be assignable and shall be assigned to Buyer upon close of Escrow. The full amount of the contract price shall be deposited by Seller to Escrow and shall be released to the roofing contractor in progress payments in accordance with the final contract. The work will be done by a contractor with a good reputation, with whom Seller is familiar and Seller warrants to Buyer that the work will be completed and that no liens will be filed by the contractor, or any other suppliers, subcontractors, or employees of the contractor, if the progress payments are made as provided herein.

8.   TITLE CONDITION OF THE PROPERTY

     8.1 Preliminary Report. As soon as reasonably possible after the opening of Escrow, Escrow Holder shall deliver to Buyer a Preliminary Report together with copies of all instruments giving rise to the exceptions contained in the Preliminary Report. Buyer shall have the right to object to any exceptions contained in the Preliminary Report within the Review Period. Should Buyer fail to make any objections by notice to Seller within the Review Period, the Preliminary Report shall be deemed approved. In the event Buyer objects to any exceptions contained in the Preliminary Report, Seller shall have until the Closing Date to attempt, using diligent, good faith efforts, to clear all Disapproved Exceptions. Upon receipt of notice of Buyer's Disapproved Exceptions, Seller shall, as to Disapproved Exceptions other than recorded liens, undertake to use its best efforts to remove such items or advise Buyer that it shall not be able to remove such items. Seller shall obtain and deliver to Escrow Holder a demand for payment from any lien holder of record whose lien is to be discharged at the Close of Escrow, and after approval of such demand by Seller, Escrow Holder shall pay such demand at the Close of Escrow. In the event Seller cannot remove from title any Disapproved Exception by the Close of Escrow, Buyer shall have the right to elect one of the following alternatives:

             (a) to waive such Disapproved Exceptions and close the Escrow, or

             (b) terminate this Agreement, in which event the Deposit shall be released to Buyer, or

             (c) with respect to any Disapproved Exception(s) which are monetary liens or which appear of record after the date of this Agreement, undertake to remove such Disapproved Exception(s) at its own initiative, in which event this Escrow shall be extended for the time necessary to complete such removal, but in no event by more than an additional fifteen (15) days. The cost of such removal shall be paid by Seller through Escrow.

     8.2 Title Insurance. At the Close of Escrow and as a condition thereto, the title insurer shall issue an ALTA Owners Extended Form (B-
1970) Policy of Title Insurance to Buyer containing such endorsements as Buyer's counsel may reasonably require, with liability in the amount of the Purchase Price, showing title to the Realty vested in Buyer, subject only to the exceptions approved by Buyer pursuant to Section 8.1 above and to the non-delinquent real property taxes and special assessments referred to in Section 7.7 above. Indemnification of the title insurer by Seller or any other party, in order to induce the title insurer to insure any otherwise Disapproved Exception, or to obtain any endorsement required by Buyer, shall not be allowed except with the prior written consent of Buyer after full disclosure to Buyer of the nature and substance of the indemnity in the matter to be indemnified against.

     8.3 Reinsurance. At the request of Buyer and at Buyer's sole cost and expense, the title insurer shall obtain reinsurance agreements from such companies as Buyer may direct, which reinsurance agreements shall be in ALTA Facultative Reinsurance Agreement Form (revised 1961), and shall include direct access agreements, in such amounts and in such form as shall otherwise be satisfactory to Buyer.

9.   CONDITIONS TO BUYER'S OBLIGATION

     9.1 Contingency Period.

         (a) As a condition to Buyer's obligation to purchase hereunder, Buyer shall be entitled to examine the Property, documents, and other information specified in Section 9.2, along with such other economic, governmental, development and marketing feasibility, and physical studies and analyses as Buyer may require, which examination, analyses and studies shall be completed within the time specified in
Section 1.8. Seller shall cooperate with Buyer and will assist in obtaining and providing information and access to the Property requested by Buyer.

         (b) Seller shall make diligent, good faith efforts to provide such information, documents, data, and access no later than five
(5) days from date of execution hereof. The conditions of this Article 9 are for the benefit of Buyer, any or all of which may be waived by Buyer in writing, at Buyer's sole option.

     9.2 Seller's Obligation. Seller has provided to Buyer copies of items (a), (b), (c), (d) and (e) with respect to the Property and Seller shall provide Buyer with items (f) and (g):

         (a)  Level I Environmental reports;

         (b) Copies of an ALTA boundary survey of the Property, which survey is no older than two (2) years as at the date of execution hereof, and any "as built" mechanical, electrical and structural plans and specifications, and soils report currently in Seller's possession or control.

         (c) Copies of all Leases affecting the Property, including a specification of any Landlord obligations arising from the Leases which may not be described therein, such as, by example, commissions due or which may become due, construction obligations and the like.

         (d)  A geotechnical engineering report.

         (e) The construction plans and drawings Seller currently has in its possession or control.

         (f) Access to the Property by Buyer, its agents or representatives to inspect the physical condition of every portion thereof, including, without limitation, soils reports, geology, archaeology, Hazardous Materials, asbestos, endangered species, availability, capacity and costs of utilities.

         (g) Any other information pertaining to the Property, which Seller currently has in its possession or control reasonably requested by Buyer.

    9.3 Notice. During the Contingency Period, Buyer shall notify Seller in writing as it approves the items described in Section 9.2 (a) -
(e). If Buyer approves all of the above items described in Section 9.2, which Buyer may do or refuse to do in its sole subjective judgment, it shall so notify Seller prior to the expiration of the Contingency Period. If Buyer does not notify Seller that it has approved the above items, this Agreement shall become null and void upon the expiration of the Contingency Period, the Deposit shall be returned to Buyer forthwith, this Agreement shall become null and void and there shall be no further obligation on the part of either party.

    9.4 Foreign Person.

        As a condition to the closing of this transaction, Seller shall deliver to Buyer on the Closing Date (or such earlier date as may be required pursuant to regulations promulgated by the Secretary of the Treasury under Section 1445 of the Code) an affidavit of Seller, or an authorized officer of Seller, sworn under penalty of perjury setting forth Seller's United States tax identification number and stating that Seller is not a foreign person, and is an United States Person as defined in the Code.

        (b) It is understood and agreed that in lieu of furnishing such nonforeign affidavit Seller may furnish to Buyer a qualifying statement issued by the United States Treasury, at such time and in such manner and subject to such terms and conditions as may be proscribed by regulations and promulgated under Code Section 1445. Such qualifying statement shall be in form and content satisfactory to Buyer's counsel and shall provide adequate assurance that Seller has met its obligations with respect to the taxation of foreign persons and entities under the Code.

        (c) If by the Closing Date Seller shall not have furnished to Buyer either the affidavit specified in paragraph (a) or the qualifying statement described in paragraph (b) hereof with respect to this transaction, or such statement is false, Buyer may at its option either: (i) adjourn the Closing until such time as Seller has complied with the conditions set forth herein, and such adjournment shall not place Buyer in default of its obligations hereunder; or, alternatively,
(ii) Buyer may withhold from the Purchase Price payable to Seller at Close of Escrow and remit to the Internal Revenue Service, a sum equal to ten percent (10%) of the gross selling price of the Property in accordance with the withholding obligations imposed upon Buyer pursuant to Code Section 1445. Such withholding shall not place Buyer in default under this Agreement, and Seller shall not be entitled to claim that such withholding shall excuse Seller's performance under the Agreement.

     9.5 Intentionally Omitted.

     9.6 Waiver. In the event of a breach by Seller of any of its covenants, representations, warranties or other agreements set forth in this Agreement, Buyer may elect (i) nevertheless to proceed with the purchase of the Property, reserving all of its other rights and remedies available to it under this Agreement or otherwise at law or in equity including, without limitation, the right to collect damages for such breach from Seller and the right to indemnification as provided in
Section 14, or (ii) to terminate this Agreement by written notice to Seller delivered prior to Closing, and upon such termination Buyer shall be relieved of all further obligations hereunder.

     9.7 Approval of Board of Directors. This Agreement is subject to approval of the Board of Directors of Buyer on or before June 18, 1997. Buyer shall provide written notice to Seller of satisfaction of this condition on or before June 18, 1997.

10.  TENANT LEASES

     10.1 Existing Tenants. All or portions of the Property have been leased by Seller to various Tenants. Attached hereto as Exhibit D and incorporated herein by reference is a list of such Tenants, which list includes the termination date of each Lease, the rent payable thereunder, any renewal options, and the security deposit, if any, posted by each Tenant, as of the date of this Agreement. From and after the date of execution of this Agreement until the Close of Escrow, Seller agrees that it will continue to perform all of its obligations as landlord under all such Leases and that it will not enter into any new Leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior consent of Buyer. Further, Seller shall maintain the Property in condition at least as good as at the time of Buyer's inspection as provided hereunder, and shall not without first obtaining the written consent of Buyer enter into any contracts or agreements, or permit any Tenants to enter into any contracts or agreements pertaining to the Property which require the consent of Seller unless those contracts can be terminated without penalty on thirty (30) days' notice. Through Close of Escrow, Seller shall maintain in full force and effect "All Risk" property insurance in the amount of at least ninety per cent (90%) of replacement value of the Property covering the Property without deduction for physical depreciation, but excluding foundations and footings.

     10.2 Estoppel Certificates. Seller shall use its best efforts to obtain and furnish to Buyer as soon as reasonably possible and, in any event, no later than the day before the Closing Date, estoppel certificates from each of the Tenants on Exhibit D, such estoppel certificates to be substantially in the form attached hereto as Exhibit G. Such certificates shall verify the information provided by Seller on Exhibit D with respect to each Lease. Upon the Close of Escrow, Buyer shall notify each Tenant, in writing, of its acquisition of the Property. Said notice shall set forth Buyer's address for payment of rent and the giving of notices and shall also recite that the Tenant's security deposit, if any, has been delivered to Buyer. Seller shall, if requested by Buyer, join in the execution of such notice at Close of Escrow, as a condition to Closing. In the event that Seller is unable to obtain an estoppel certificate from any Tenant listed in Exhibit D, then at the Closing Buyer may, at its option, accept Seller's certificate for each Lease for which an estoppel certificate is not obtained, containing a representation that such Lease is in full force and effect, that there are no modifications or amendments to such Lease except as delivered to Buyer, that Tenant is not in default thereunder (or stating such default as may exist) that Seller, as landlord, is not in default thereunder, and stating the commencement and expiration dates of such Lease.

     10.3 Delinquent Tenants. Nondelinquent rents shall be prorated up to the Closing Date through the Escrow, based upon schedules to be given to Escrow Holder by Seller and approved by Buyer. Rents delinquent at the Closing Date but collected later, shall be prorated to the Closing Date when collected. Rents collected after the Closing Date from Tenants whose rental was delinquent at Closing shall be deemed to apply first to the current rental due at the time of payment and second to rentals which were delinquent at closing. Rents collected by Buyer after the Closing Date to which Seller is entitled, shall be promptly paid to Seller. For a period of ninety (90) days after the Closing Date, Buyer shall use reasonable efforts to collect all rents which are delinquent at the Closing Date with no obligation to commence litigation to collect such rents. Commencing as of ninety-one (91) days after the Closing Date, Seller may take all steps it deems appropriate, including litigation, to collect all rents delinquent at the Closing Date which are still uncollected.

11.  MISCELLANEOUS DATA TO BE PROVIDED BY SELLER

     11.1 Survey. Seller has delivered to Buyer a current ALTA survey of the Realty ("Existing Survey"). Buyer shall have the right to cause to be prepared a survey of the Realty by a licensed land surveyor in form and substance sufficient to enable the title insurer to issue an ALTA policy as described in Section 8.2 hereof ("New Survey"). All costs of the Existing Survey shall be borne by Seller. All costs of any New Survey or an update of the Existing Survey shall be borne by Buyer.

     11.2 Construction Contracts. Within five (5) days of execution hereof Seller shall provide Buyer with a schedule which sets forth all obligations for tenant improvement work in progress or committed to be done in the Improvements as of the date of this Agreement. Said schedule does not include obligations for routine maintenance work or periodic remodeling work which may be set forth in any of the Tenant Leases. Seller shall be responsible for the completion of any payment for construction as set forth therein. From and after the date hereof, Seller shall not enter into any new contracts or agreements for such work without the prior consent of Buyer.

     11.3 Assignment of Warranties. At the Closing Seller will assign to Buyer all warranties which it may have from vendors, contractors or servicing agents with respect to the physical condition of the Property.

12.  WARRANTIES AND REPRESENTATIONS

     12.1 Warranties and Representations by Seller.

          (a) Seller hereby makes the following representations, covenants and warranties and acknowledges that the execution of this Agreement by Buyer has been made and the acquisition by Buyer of the Property will have been made in material reliance by Buyer on such covenants, representations and warranties.

                  (i) Litigation. To the best knowledge and belief of Seller, there is presently no claim, litigation, proceeding or governmental investigation pending or threatened against or relating to the Property or the transactions contemplated hereby. Seller shall give Buyer immediate notice of any such claim, litigation, proceeding or investigation which becomes known to it prior to the Closing Date.

                  (ii) Compliance with Laws. To the best knowledge and belief of Seller, no notice of violation of any applicable zoning regulation or ordinance or other law, order, ordinance, permit, rule, regulation or requirement, or any covenants, conditions or restrictions affecting or relating to the use, operation or occupancy of the Property has been given to Seller by any governmental agency having jurisdiction or by any other person entitled to enforce the same; to the best knowledge and belief of Seller, the Property conforms to all applicable ordinances and other laws, orders, ordinances, permits, rules, regulations and requirements, and to all covenants, conditions and restrictions affecting or relating to the use, operation or occupancy of the Property.

                  (iii) Environmental.

                        (A) To the best knowledge and belief of Seller, as of the date of this Agreement and the date of Close of Escrow, Seller and the Property are not and will not be in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, soil, water, or environmental conditions on, under or about the Property including, but not limited to, the Environmental Laws.

                        (B) To the best knowledge and belief of Seller, during the period that Seller has owned the Property there has been no use, presence, disposal, storage, generation, release, or threatened release (as those terms are used in the Environmental Laws, and hereinafter collectively referred to as "Use") of Hazardous Materials on, from or under the Property, except as previously disclosed by Seller to Buyer in writing.

                        (C)  Seller has no knowledge of any Use of
Hazardous Materials, on, from or under the Property which may have occurred prior to Seller taking title to the Property, except as previously disclosed by Seller to Buyer in writing.

                        (D) During the period that Seller has owned the Property, there has been no enforcement action or litigation brought or threatened against Seller or, to the best knowledge and belief of Seller, the Property, nor any settlements reached by or with any party or parties alleging the Use of any Hazardous Materials on, from or under the Property, except as previously disclosed by Seller to Buyer in writing.

                   (iv) Foreign Person. Seller is not a foreign person and is a "United States Person" as such term is defined in Section
7701(a)(30) of the Code.

                   (v) Permits. To the best knowledge and belief of Seller, Seller has obtained all licenses, permits, easements and rights of way required from all governmental authorities having jurisdiction over the Property or from private parties for the use of the Property and to insure vehicular and pedestrian ingress and egress to the Property.

                   (vi) Public Improvements. To the best knowledge and belief of Seller, there are presently no intended public improvements which will result in any charge being levied or assessed against the Property or in the creation of any lien upon the Property. Seller shall promptly notify Buyer of any changes affecting this representation, of which it becomes aware prior to the Closing Date.

                   (vii) Condemnation. To the best knowledge and belief of Seller, there is presently no pending or contemplated condemnation of the Property or any part thereof. Seller shall promptly notify Buyer of any changes affecting this representation of which it becomes aware prior to the Closing Date.

                  (viii) Utilities. To the best knowledge and belief of Seller, all utilities necessary to service the Property will be available to the Property at the Closing Date without the consent of any other person, firm or corporation and without expense (other than normal and usual security deposits or bonds) to Buyer.

                    (ix) Access. To the best knowledge and belief of Seller, there are no facts or conditions which will result in the termination of the present access from the Property to any utility services or to existing highways and roads.

                     (x) Default. To the best knowledge and belief of Seller, the Closing of the various transactions contemplated by this Agreement will not constitute or result in any default or event that with a notice or lapse of time, or both, would be a default, breach or violation of any Lease, mortgage, deed of trust, covenant or other agreement, instrument or arrangement by which Seller or the Property are bound, or any event which would permit any party to accelerate the maturity of any indebtedness or other obligation. No consent or joinder by any partner of Seller is required for this Agreement or the performance of Seller's obligations hereunder.

                    (xi) Defects. To the best knowledge and belief of Seller, at the Closing Date, there will be no latent, hidden or structural defects in the Improvements, nor will any defects or conditions of the Property or the soil exist which will impair the use of such Property, nor are there presently, nor will there be in the future, any encroachments onto the Property or by the Improvements onto any adjoining Property.

                   (xii) Subsequent Changes in Conditions. If Seller becomes aware of any fact or circumstances which would change a representation or warranty, then Seller will immediately give notice of such changed fact or circumstance to Buyer, but shall not relieve Seller of its liabilities or obligations with respect thereto. Seller shall issue a certificate at the Closing Date stating that all of the representations and warranties contained in this Section are true and correct as of said date, except as to facts, if any, concerning which Buyer was notified in writing.

                  (xiii) Contracts. At Closing there shall be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid for by Seller.

                   (xiv) Authority of Seller. Seller has the authority to own and convey the Property, this Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Seller and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

                    (xv) Brokerage Commissions. Except as set forth in Exhibit D, there are no commissions, finder's fees or other compensation owing or which may become owing to any broker or any other person or entity with respect to any Lease or occupancy agreement including, without limitation, any such compensation with respect to any future renewals, extensions or expansions thereof.

                   (xvi) Labor Contracts. Seller is not party to, or otherwise bound by, any collective bargaining agreement or multi-employer pension fund covering employees who service the Property.

                  (xvii) Labor Disputes. There is no current labor dispute with any maintenance or other personnel or employees of Seller or any contracts with respect to the Property which could adversely affect the use, operation or value of the Property.

                 (xviii) Property Tax Assessment. Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes assessed against the Property for any period of time prior to the Closing Date, Seller shall immediately pay to Buyer on demand an amount equal to such tax assessment in accordance with Section 7.8.

            (b) Status At and After Closing. All representations and warranties contained in Subsection (a) of this Section or made in writing by Seller in connection with the transaction herein provided for shall be true and correct on the date hereof, and on the Closing Date except to the extent Buyer has been notified in writing to the contrary after the date hereof and prior to the Closing Date, and liability for misrepresentation or breach of warranty or covenant shall survive the execution and delivery of this Agreement and the Closing. It is agreed that Buyer's damages resulting from misrepresentation or breach of warranty or covenant by Seller shall include all loss, damage, liability or expense, including court costs and reasonable attorney's fees, reasonably incurred or sustained by Buyer in connection therewith.

            (c) Buyer's Rights. Upon notification of any fact which would change any of the representations or warranties contained herein or would otherwise constitute a breach thereof, Buyer shall have the option of (i) waiving the breach of warranty or change, reserving all of its rights and remedies in respect thereof available at law, or in equity, or under the terms hereof, (ii) agreeing with Seller to adjust the terms hereof to compensate Buyer for such change, or (iii) to terminate this Agreement. If such fact is different because of a misrepresentation of Seller, then the options of the preceding sentence shall be in addition to any other remedy available to Buyer at law or in equity.

        As used in this Agreement, the words "to the best knowledge and belief of Seller" includes the current actual knowledge of Seller.

            (d) Buyer and Seller expressly acknowledge and agree that the representations and warranties of Seller contained in this Agreement shall survive the Close of Escrow, but any and all liability of Seller for breach of any such representation or warranty (other than representations and warranties contained in the Deed, Bill of Sale, Assignment of Leases and any Assignment of Warranties) shall terminate and such representations and warranties shall thereafter be null and void if Buyer or Buyer's Affiliate (as defined in Section 15.8) does not deliver a written claim of breach, specifying such representation or warranty which has allegedly been breached on or prior to the date which is one (1) year after the Close of Escrow.

     12.2 Representations of Authority. Each signatory party hereby represents to the other that this Agreement has been duly executed by duly authorized officers or general partners of such party and constitutes a valid, binding and enforceable obligation of such party.

13.  DAMAGE, DESTRUCTION AND CONDEMNATION

     13.1 Risk of Physical Loss.

          (a) Substantial Loss. Risk of physical loss to the Improvements shall be borne by Seller prior to the Closing Date and by Buyer thereafter. In the event that any Improvements shall be damaged by fire, flood, earthquake or other casualty in a material degree (i.e., "material" shall mean a repair, reconstruction or replacement cost reasonably estimated to be in excess of ten thousand dollars [$10,000]), Buyer may, at its option: (i) elect not to acquire the Property, in which case this Agreement shall be terminated; or (ii) elect to proceed to close the purchase of the Property, in which case Seller shall assign to Buyer all insurance proceeds relating to such damage as well as the right to negotiate the adjustment with the insurer. Seller shall promptly thereupon provide Buyer with copies of its insurance coverage so that Buyer may use such information in making its election hereunder.

          (b) Minor Loss. If less than material (as defined in Section 13.1(a)) damage occurs to any of the Improvements, then at Buyer's option, Seller shall (i) assign to Buyer at the closing all insurance proceeds relating to such damage, or (ii) restore and repair such damage prior to Closing Date.

    13.2 Condemnation. In the event that, prior to the Close of Escrow, a governmental entity shall commence any action of eminent domain to take any portion of the Property, Buyer shall have the option either to (i) elect not to acquire the Property, in which case this Agreement shall be terminated, or (ii) complete the acquisition of the Property, in which case Buyer shall be entitled to the proceeds of such taking.

14. INDEMNITY

    Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all loss, claims, damages, penalties, liabilities, costs, or allegations of any of the foregoing, including all out-of-pocket litigation costs and the actual fees and expenses of counsel, investigation and appeal which may arise in connection with any misrepresentation made by Seller in connection with any certificate or other instrument furnished or to be furnished by Seller or at its request hereunder, any breach of Seller's warranties and representations, the failure of Seller to fulfill any of its covenants or agreements under this Agreement, or for any cause arising with respect to the Property prior to the Closing Date, including but not limited to all foreseeable and unforeseeable consequential damages. The term "Buyer" as contained herein shall include Buyer, its directors, officers, employees, partners, joint venturers and agents, and any successors to Buyer's interest in the chain of title to the Property, its directors, officers, employees, partners, joint venturers and agents.

15. MISCELLANEOUS

    15.1 Attorneys' Fees. In the event of any action between Buyer and Seller seeking enforcement of any of the terms and conditions of this Agreement, or in connection with the Property, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, including but not limited to taxable costs and reasonable attorneys' fees.

    15.2 Notices. All notices under this Agreement shall be deemed delivered upon personal delivery to Buyer or Seller, as the case may be, or five (5) business days after deposit in the United States mail, registered or certified, postage fully prepaid and addressed to the respective parties, effective, in the case of mailing, as at the date deposited in the mail, or on receipt if by reputable courier service which provides written evidence of delivery, to the addresses stated in the first paragraph of this Agreement, or such other address as the parties may from time to time designate in writing. A copy of any notice to Seller shall be sent to:

             Stanley E. Erickson, Esq.
             Erickson & Barkshire, P.S.
             10801 Main Street, Suite 206
             Bellevue, WA  98004
             Facsimile No. (425) 455-6076

A copy of any notice to Buyer shall be sent to:

             Martin I. Zankel, Esq.
             Bartko, Zankel, Tarrant & Miller
             900 Front Street, Suite 300
             San Francisco, CA  94111
             Facsimile No. (415) 956-1152

As a matter of convenience, however, communications between Buyer and Seller shall, to the extent feasible, be conducted orally, by telephone or in person, between counsel or other authorized agents of the parties, with such communications to be confirmed and made effective in writing as set forth above.

    15.3 Entire Agreement. This Agreement and the items incorporated herein contain all of the agreements of the parties hereto with respect to the matters contained herein; and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Agreement may be amended or modified in any manner whatsoever except by an agreement in writing signed by duly authorized officers or general partners of each of the parties hereto, except that any modifications which relate to the adjustment of time limitations (except the Closing Date) or the form of documents may be made by legal counsel to the parties.

    15.4 Successors. The terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the respective parties hereto.

    15.5 Assignment. Neither Buyer nor Seller may assign its rights hereunder without the prior written consent of the other.
Notwithstanding the foregoing, Buyer may assign its rights hereunder to a party controlling, controlled by or under common control with Buyer ("Buyer's Affiliate") so long as Buyer covenants to remain responsible for the full performance hereof through Close of Escrow.

    15.6 Choice of Laws. This Agreement shall be governed by the laws of the State of Washington and any question arising hereunder shall be construed or determined according to such law.

    15.7 Headings. Headings at the beginning of each numbered section of this Agreement are solely for the convenience of the parties and are not a part of this Agreement.

    15.8 Survival. Seller's obligations pursuant to the Agreement, and with particular reference, but not limited in any way to the indemnity set forth in Section 14 shall survive the Close of Escrow and shall be in addition to any other obligations or liabilities Seller may have to Buyer at common law or otherwise, and shall survive the transfer of title to the Property by Buyer. Seller expressly agrees that the representations and warranties and the indemnity stated herein to Buyer and the benefits hereunder may not be assigned except to a Buyer's Affiliate(s), which acquires an interest in the chain of title to the Property, which Buyer's Affiliate(s) may proceed directly against Seller to recover pursuant to this Section; provided Seller shall be given written notice of any such assignment by Buyer or Buyer's Affiliate.

    15.9 Counterparts. This Agreement may be signed by the parties in different counterparts and the signature pages combined to create a document binding on all parties.

    15.10 Brokers and Finders. In connection with the transaction contemplated by this Agreement, Seller has agreed to pay a brokerage commission to Cushman & Wakefield of Washington Inc. In the event of a claim for broker's fee, finder's fee, commission or other similar compensation in connection herewith other than as set forth above, Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to indemnify and hold Seller harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys' fees and costs) which Seller may sustain or incur by reason of such claim, and Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify and hold Buyer harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys' fees and costs) which Buyer may sustain or incur by reason of such claim. The provisions of this Section shall survive the Closing.

    15.11 No Offer. The submittal or execution of this Agreement, or a draft thereof, by either party shall not constitute an offer, nor shall either party be bound to any of the terms hereof until both parties have executed this document and an original signature copy of such executed document has been received by each party.

16. EXHIBITS

    The following Exhibits are attached hereto and made a part hereof by reference:

    Exhibit A - Legal Description of Realty
    Exhibit B - Description of Personal Property
    Exhibit C - Assignment of Leases
    Exhibit D - Tenant List
    Exhibit E - Notices to Tenants
    Exhibit F - Bill of Sale
    Exhibit G - Estoppel Certificate

    IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first above written.

BUYER:                                   SELLER:
BEDFORD PROPERTY INVESTORS, INC.,
a Maryland corporation
                                         /s/David Sabey
By:     /s/Bob Pester                    DAVID SABEY

By: /s/Sandra Sabey by David Sabey SANDRA SABEY By David Sabey, Her Attorney In Fact